ESCROW AGREEMENT

THIS ESCROW AGREEMENT, dated as of December 30, 2009 (the “Escrow Agreement”), by and among certain shareholders of Iron Eagle Group, a Nevada Corporation, that are identified on Schedule A to this Agreement (“Iron Eagle Shareholders”),  Pinnacle Resources, Inc. (“Pinnacle”) and Meister Seelig & Fein LLP, a New York limited liability partnership having an office at 2 Grand Central Tower, 140 East 45th Street, 19th Floor, New York, New York 10017 (“Escrow Agent”).

WHEREAS, Pinnacle and Iron Eagle Shareholders have entered into and executed that certain Share Exchange Agreement, dated as of December 30, 2009 (the “Agreement”), pursuant to which Iron Eagle Shareholders have agreed to exchange shares of common stock they own  in Iron Eagle Group for an aggregate of 373,491,825 shares of restricted common stock, $.00001 par value per share, of Pinnacle (the “Shares”);

WHEREAS, pursuant to the terms of the Agreement, Iron Eagle Shareholders have agreed to deliver the Shares to the Escrow Agent, to be held in Escrow and released to the Iron Eagle Shareholders under certain conditions set forth in the Agreement; and

WHEREAS, upon the execution and delivery of the Agreement, Iron Eagle Shareholders are required to deliver to the Escrow Agent all certificates evidencing the Shares (the “Certificates”) and stock powers with respect to the Shares duly endorsed in blank (together with the Certificates, the “Escrow documents”); and

WHEREAS, the parties hereto hereby agree that their respective rights to the Escrow Documents will be governed by the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in the Agreement herein, the parties agree as follows:

1.         Concurrently with or prior to the execution of this Escrow Agreement, Iron Eagle Shareholders have delivered the Escrow Documents to Escrow Agent.

2.         The Escrow Documents shall be held in escrow by Escrow Agent at such location as Escrow Agent shall select until delivered to Pinnacle or Iron Eagle Shareholders in accordance with the terms hereof.

3.         (a)          Upon receipt of a written notice from Iron Eagle Shareholders and Pinnacle to release the Escrow Documents, or a portion thereof, to either Iron Eagle Shareholders or Pinnacle, or as otherwise jointly directed by Iron Eagle Shareholders and Pinnacle, the Escrow Agent shall promptly thereafter deliver the Escrow Documents, or a portion thereof, as directed by Iron Eagle Shareholders and Pinnacle.

(b)           If the Escrow Agent receives notice from Pinnacle (“Pinnacle Notice”) requesting release of the Escrow Documents, or a portion thereof, Escrow Agent shall promptly forward the Pinnacle Notice to Iron Eagle Shareholders.  If the Escrow Agent does not receive written notice from Iron Eagle Shareholders contesting the instructions provided in the Pinnacle Notice within ten (10) days after Iron Eagle Shareholders’ receipt thereof from the Escrow Agent, the Escrow Agent shall deliver the Escrow Documents, or a portion thereof, in accordance with the instructions provided for in the Pinnacle Notice.

  (c)           If the Escrow Agent receives notice from Iron Eagle Shareholders (“Iron Eagle Shareholders Notice”) requesting release of the Escrow Documents, or a portion thereof, Escrow Agent shall promptly forward the Iron Eagle Shareholders Notice to Pinnacle.  If the Escrow Agent does not receive written notice from Pinnacle contesting the instructions provided in the Iron Eagle Shareholders Notice within ten (10) days after Pinnacle’s receipt thereof from the Escrow Agent, the Escrow Agent shall deliver the Escrow Documents, or a portion thereof, in accordance with the instructions provided for in the Iron Eagle Shareholders’ Notice.

4.           Should any party (other than Escrow Agent) institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Escrow Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding and the enforcement of any judgment issued in connection therewith or settlement thereof.  This provision is not intended to be applicable to Escrow Agent or payment of its counsel’s fees, which are specifically addressed in other provisions of this Escrow Agreement.

5.           Notwithstanding any other provision herein, Escrow Agent shall have the right but not the obligation to consult counsel and to require and receive such written certifications or instructions from any party hereto as Escrow Agent reasonably deems necessary or appropriate before taking any action hereunder.

6.           If any dispute concerning (a) receipt or disbursement of the Escrow Documents then held hereunder and/or (b) this Escrow Agreement arises between any of the parties hereto, or if Escrow Agent is uncertain as to Escrow Agent’s obligations hereunder, Escrow Agent shall have the right but not the obligation to refrain from taking any action other than to continue to hold the Escrow Documents then held hereunder in escrow until otherwise directed by a final order or judgment of a Nevada State Court or by a written agreement signed by the parties hereto.

7.           Escrow Agent may assume the genuineness of any document or signature which appears to Escrow Agent to be genuine (whether or not original or photocopy).  Escrow Agent shall have no obligations other than those specifically set forth herein.  Escrow Agent shall have no liability to any party hereto except with respect to actions or omissions taken or suffered by Escrow Agent in willful disregard of this Escrow Agreement or involving gross negligence.

8.           Escrow Agent shall not be obligated to, but may, institute legal proceedings of any kind that it deems in its reasonable judgment to be necessary or appropriate, including but not limited to a legal proceeding or action in a court of competent jurisdiction to determine Escrow Agent’s obligations hereunder or to seek permission to surrender the Escrow Documents in court and be relieved of all further obligations hereunder.

9.           The signatories hereto acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience; that Escrow Agent shall not be deemed to be the agent of any of the parties; and that Escrow Agent shall not be liable to any of the parties hereto for any act or omission on Escrow Agent’s part unless taken or suffered in willful disregard of this Escrow Agreement or involving gross negligence.

10.           Any notice or other communication hereunder shall be sent by registered or certified mail, return receipt requested, or sent by an overnight express delivery service (e.g. Federal Express) or by messenger (requiring the signature of the recipient thereof), to the party for which intended at the address first stated above for that party or at such other address of which that party gives notice as provided herein with copies simultaneously sent by like delivery or fax to Escrow Agent. Notices shall be deemed given on the date said notice is received.  Escrow Agent’s address for serving any notice or other communication hereunder on Escrow Agent is as first stated above and any such notice or communication shall be sent as provided in the preceding sentence.

11.           Escrow Agent may resign hereunder (i) upon 10 days’ written notice to the parties hereto, subject to the appointment of a substitute escrow agent by the parties hereto and the acceptance by the substitute escrow agent of such appointment, or (ii) following the petitioning of a court of competent jurisdiction seeking the appointment of a substitute escrow agent, upon the appointment by such court of a substitute escrow agent and the acceptance by such court appointed substitute escrow agent of such appointment, or (iii) upon the surrender of the Escrow Documents then held by Escrow Agent with any court having jurisdiction.

12.           This Escrow Agreement shall terminate upon Escrow Agent’s delivery of all of the Escrow Documents held hereunder or the transfer of such Escrow Documents to a substitute escrow agent or a court of competent jurisdiction, in either case, pursuant to the terms and conditions of this Escrow Agreement, whether to the parties provided for herein, or in the case of the transfer of the Escrow Documents then held hereunder, to a substitute escrow agent or a court of competent jurisdiction or to such other persons as shall be lawfully entitled to same, whereupon Escrow Agent’s obligations, responsibilities and liability hereunder shall terminate.

13.           The signatories hereto acknowledge the fact that Escrow Agent, as a law firm,  is an Iron Eagle Shareholder, represents certain other Iron Eagle Shareholders, and Pinnacle and the Iron Eagle Shareholders irrevocably waives any conflict of interest arising therefrom, and hereby consent to Meister Seelig & Fein LLP acting as attorney on behalf of one or all of the Iron Eagle Shareholders, its principals and/or the Escrow Agent, including in a dual capacity, in any dispute as to the delivery of any of the Escrow Documents or any other dispute between the parties relating to this Escrow Agreement, or otherwise, whether or not Escrow Agent is then in possession of the Escrow Documents.

14.           Iron Eagle Shareholders and Pinnacle, jointly and severally, hereby agree to indemnify the Escrow Agent for, and to hold it harmless against, any loss, liability or expense incurred by Escrow Agent, including reasonable attorneys’ fees, arising out of or in connection with any actions taken by it or any omission by it in connection with its duties pursuant to this Escrow Agreement, including attorneys’ fees, costs and expenses (in all cases, including legal fees at Meister Seelig & Fein LLP’s then normal time rates attributable to defending itself) against any claim of liability hereunder or in bringing any action or proceeding (including, without limitation, the enforcement of any judgement issued in connection therewith or settlement thereof) required or permitted to be brought by it hereunder, except if incurred by reason of the gross negligence or willful misconduct of Escrow Agent.  The provisions of this Section 14 shall survive the termination of this Escrow Agreement.  Escrow Agent shall be entitled to compensation at its customary rates for all services and disbursements rendered or incurred by it under this Escrow Agreement.

15.           This Escrow Agreement may not be changed, modified or terminated, nor may any provision hereof be waived, except by an agreement in writing executed by all of the parties hereto.  This Escrow Agreement constitutes the entire understanding and agreement among the parties hereto in connection with the particular subject matter hereof, notwithstanding any prior understandings or agreements, oral or written, with respect to such subject matter.

16.           If any term or provision of this Escrow Agreement or the application thereof to any person or circumstance shall to any extent be held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect any other provision of this Escrow Agreement or the application of the invalid provision in circumstances in which same would be valid, it being agreed that the provisions of this Escrow Agreement are severable.

17.           THIS ESCROW AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.  THE PARTIES HERETO EACH HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE STATE AND FEDERAL COURTS OF THE STATE OF NEVADA, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS ESCROW AGREEMENT OR THE SUBJECT MATTER HEREOF.  EACH PARTY HERETO CONSENTS TO THE SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF TO SUCH PARTY AT ANY TIME AT ITS ADDRESS TO WHICH NOTICES ARE TO BE GIVEN PURSUANT TO SECTION 10.  EACH PARTY HERETO, TO THE EXTENT IT MAY LEGALLY DO SO, HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS ESCROW AGREEMENT, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS ESCROW AGREEMENT OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.  EACH PARTY HERETO, TO THE EXTENT IT MAY LEGALLY DO SO, HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY OTHER PARTY HERETO TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

18.           This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns.

19           This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but, when taken together, shall constitute one agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the day and year first above written.

IRON EAGLE SHAREHOLDERS:

By:
Jake Shapiro

By:
Jason Shapiro

By:
Stephen W. Gropp

By:
June J. Masaki

By:
George F Matin

By:
Nevada Irrevocable Trust

By:
MEISTER SEELIG & FEIN, LLP

By:
PINNACLE RESOURCES, INC.:

By:
Glen R. Gamble, President

MEISTER SEELIG & FEIN LLP,
as Escrow Agent

By:
Name: Mark Seeling
Title: Special Counsel

SCHEDULE A

IRON EAGLE GROUP, INC. EXCHANGE WITH PINNACLE RESOURCES, INC.

Name	Address	Pinnacle Shares to be Received and Delivered to the Escrow Agent
Jake Shapiro	448 West 37th Street, Suite 9G New York, NY 10018	99,149,630
Stephen W. Gropp	1803 North Stafford Street Arlington, VA 22207	99,149,630
Jason Shapiro	448 West 37th Street, Suite 9G New York, NY 10018	99,149,630
Nevada Irrevocable Trust	3540 W. Sahara Ave. Suite 153 Las Vegas, NV 89102	34,286,550
June J. Masaki	59 Damonte Rancn Parkway Suite B - 4296 Reno, NV 89521	34,286,550
George F Matin	10790 Wilshire Bl Suite 801 Los Angeles, CA 90024	3,734,918
Meister Seelig	Two Grand Central Tower 140 East 45th Street , 19th Floor New York, NY 10017	3,734,918
Total Shareholdings		373,491,825